CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our reports dated May 26, 2021, with respect to the financial statements of Wells Fargo Specialized Technology Fund and Wells Fargo Utility and Telecommunications Fund and the consolidated financial statements of Wells Fargo Precious Metals Fund, collectively three of the funds comprising Wells Fargo Funds Trust, as of March 31, 2021, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
July 26, 2021